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                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION
                                       OF
                           FIRSTFED BANCSHARES, INC.

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "CORPORATION") is FirstFed Bancshares, Inc.

     2. The Certificate of Incorporation of the Corporation is hereby amended by the following resolutions which was duly adopted and approved by the Stockholders of the Corporation, in accordance with the provisions of
Section 211(b) of the General Corporation Law, as amended, of the State of Delaware (notice having been given thereof):

     RESOLVED, that the Certificate of Incorporation be and it hereby is amended so that Article First is eliminated and the following Article First is added thereto:

     "FIRST:  The name of the Corporation is:  COVEST BANCSHARES, INC."

     FURTHER RESOLVED, that the Certificate of Incorporation be and it hereby is amended so that Article Fourth A. is eliminated and the following Article Fourth A. is added thereto:

     "FOURTH:
          A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is eight million, five hundred thousand (8,500,000) consisting of:

          1. one million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share; and

          2. seven million, five hundred thousand (7,500,000) shares of Common Stock, par value one cent ($.01) per share.

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

     4. The Certificate of Amendment to the Certificate of Incorporation shall become effective on June 2, 1997.

Dated as of the 23rd day of April, 1997.


                                        ---------------------------------------
                                        Paul A. Larsen, Secretary